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SMITH BARNEY
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November 14, 1994



United Inns, Inc.
5100 Poplar Avenue
Suite 2300
Memphis, Tennessee  38137


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of United Inns, Inc. ("United Inns") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 14, 1994 (the "Merger Agreement"), by and among United Inns, United Harvey/Holdings, L.P. ("U/H Holdings"), United/Harvey Sub, Inc.
("Merger Sub") and United Inns. As more fully described in the Merger Agreement, (i) U/H Holdings will make a tender offer to purchase all of the outstanding shares of the common stock, par value $1.00 per share, of United Inns (the "UI Common Stock") at a purchase price per share of $25.00, not to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Merger Sub will be merged with and into United Inns (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of UI Common Stock not previously tendered will be converted in the Merger into the right to receive $25.00 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of United Inns and certain senior officers and other representatives and advisors of U/H Holdings concerning the business, operations and prospects of United Inns. We examined certain publicly available business and financial information and other data relating to United Inns which were provided to us by the management of United Inns. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the UI Common Stock; the historical earnings of United Inns; and the capitalization and financial condition of United Inns. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of United Inns. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or
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The Board of Directors
United Inns, Inc.
November 14, 1994
Page 2



otherwise reviewed by or discussed with us. With respect to financial and other information and data provided to or otherwise reviewed by or discussed with us, including, without limitation, estimates of liability for environmental, tax and other matters, reserves established with respect thereto and estimates of expenses in connection therewith, we have been advised by the management of United Inns that such financial and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and other representatives of United Inns. Except for an evaluation prepared by legal and accounting advisors for United Inns as to certain tax matters, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of United Inns. In connection with our engagement, we approached, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of United Inns. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to United Inns in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the equity securities of United Inns for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of United Inns in its evaluation of the proposed Transaction and are not on behalf of, and are not intended to confer rights or remedies upon, U/H Holdings, or is affiliates, any stockholder of United Inns, U/H Holdings or their respective affiliates, or any person other than the Board of Directors of United Inns. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by holders of UI Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.